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USDATA CORPORATION

EXHIBIT 11 - COMPUTATION OF INCOME PER COMMON SHARE
(in thousands, except income per common share data)


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

                                  Three Months Ended    Six Months Ended
                                       June 30,            June 30,
                                  ------------------   ------------------
                                      1996      1995       1996      1995
                                  --------   -------   --------   -------


Net income                         $    69   $   356    $   444   $   942
                                   =======   =======    =======   =======

Average common shares
 outstanding                        11,024     7,920     10,990     7,820

Average common share
 equivalents                         1,458     1,058      1,465       843
                                   -------   -------    -------   -------

Average number of common
 shares and common share
 equivalents outstanding            12,482     8,978     12,455     8,663

                                   =======   =======    =======   =======


Income per common share            $  0.01   $  0.04    $  0.04   $  0.11
                                   =======   =======    =======   =======


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